Exhibit 99.1
7315 Wisconsin Avenue, 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Upsizes Existing Credit Facility to $750 Million
Bethesda, MD, May 19, 2015 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully increased the capacity of its senior unsecured revolving credit facility from $600 million to $750 million. The increased credit facility is composed of a $450 million unsecured revolving credit facility and an existing $300 million unsecured term loan.

“We are pleased to announce the successful increase of our credit facility, which reflects the continued support of our bank group and their confidence in the Company’s investment strategy,” commented Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “The upsizing of our facility provides us with additional capacity and flexibility for our ongoing capital reinvestment projects, working capital needs and potential future acquisition opportunities.”

The Company currently has $40.0 million outstanding on its $450 million unsecured revolving credit facility, which matures in January 2020.

The Company’s $750 million senior unsecured revolving credit facility is led by Bank of America Merrill Lynch. Bank of America, N.A. serves as the Administrative Agent, U.S. Bank National Association serves as the Syndication Agent and Raymond James Bank, N.A., Regions Bank and Wells Fargo Bank, National Association serve as Documentation Agents. The following banks are also participants in the credit facility: Citigroup Global Markets, Inc., PNC Bank, National Association, Capital One, N.A., Citizens Bank, Branch Banking and Trust Company, and Sumitomo Mitsui Banking Corporation.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 35 hotels, including 29 wholly owned hotels with a total of 6,992 guest rooms and a 49% joint venture interest in six hotels with a total of 1,777 guest rooms. The Company owns, or has an ownership interest in, hotels located in 11 states and the District of Columbia, including: San Francisco, California; Los Angeles, California (Beverly Hills, Hollywood, Santa Monica and West Hollywood); New York, New York; Boston, Massachusetts; San Diego, California; Portland, Oregon; Buckhead, Georgia; Seattle, Washington; Washington, DC; Philadelphia, Pennsylvania; Miami, Florida; Columbia River Gorge, Washington; Nashville, Tennessee; Bethesda, Maryland and Minneapolis, Minnesota. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

This press release contains certain “forward-looking” statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this release is as of May 19, 2015. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com